Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q2 2020
July 23, 2020

Jessica Greiner
Vice President, Investor Relations and Communications
Thank you, Brie. Good morning everyone. I’m Jessica Greiner, Vice President of Investor Relations and Communications for Trinity. We appreciate you joining us for the Company’s second quarter 2020 financial results conference call.
Our prepared remarks will include comments from both Trinity’s Chief Executive Officer and President, Jean Savage, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will refer to a few slides highlighting key points of discussion. The supplemental materials are accessible on our IR website at www.trin.net. These slides can be found under the Events and Presentations portion of the site along with the Second Quarter Earnings Call event link.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Jessica – and good morning everyone!
The pandemic and economic events of the second quarter created a very challenging operating environment for Trinity. Today, I’d like to share with you Trinity’s responses to these challenges and our longer-term plans to become a returns-focused company. In these difficult times, Trinity’s leadership and employees remain focused on taking the right actions now to best position the company for future success. Our first priority remains the health and safety of our people – including the protocols we implemented to help prevent the spread of COVID-19 in our production facilities and offices, in alignment with CDC and WHO guidance. I want to thank the people of Trinity for their hard work and continued focus on safety. Together we are ensuring Trinity’s high quality railcars continue to deliver essential goods across North America and the world.
We experienced weak railcar demand in the second quarter due to the economic ramifications of the pandemic and the major energy price and demand decline earlier in the year. The major decline in crude oil prices led to a number of bankruptcies for frac sand providers in the second quarter. As a result, Trinity reduced the carrying value of our small cube covered hopper fleet in our lease portfolio. Eric will discuss more details about resulting actions we have taken in his prepared remarks.
While railcar loadings have improved somewhat in recent weeks, increasing COVID-19 cases in the U.S. potentially threaten the resurgent economic and rail market activity. We are closely monitoring our supply chains and engaging with our customers to keep our production plans and lease fleet operations aligned with the demand for railcars and related services. Industry metrics report that approximately 32% of the North American railcar fleet is underutilized. We expect the pricing environment for rail equipment, new and existing, to remain pressured as long as this number is elevated. In this type of environment, our commercial focus is to maintain the utilization of our lease fleet, and then meet demand for newly manufactured railcars as appropriate for our customers.
Recently, railcar inquiries from strategic buyers have increased relative to last quarter, and I expect a number of these opportunities will convert to orders or lease contracts soon. I am proud of recent transactions in which we leveraged the full breadth of our platform. In one case, we provided a strategic customer existing railcars within our lease portfolio, modification services, and new rail equipment in one transaction. This carefully-crafted solution created a differentiated experience that met the customer’s business needs and will create a long-term value for our shareholders. The best near-term opportunity for demand improvement for new and existing equipment, we believe, will be in the agricultural market. Not only has agriculture traffic experienced relatively fewer headwinds during the pandemic, but a significant portion of the existing covered hopper fleet for grain is reaching the end of its useful life. We also see potentially large replacement needs in the box car and aggregate open hopper and gondola fleets in the coming years.
Managing through a cyclical downturn is very challenging. Our Leasing operations delivered a solid second quarter given the environment. Declines in revenue from lease rate and utilization pressure were offset by effective cost management among other items. Our lease operations team has continued to experience high levels of customer satisfaction as we’ve invested in the state of the art tools and technology. These tools are an important element of our focus on customer experience as well as driving operating efficiencies while maintaining a safe railcar fleet. In our Products group, I also commend our plant leadership and employees for their continued focus on safely meeting production requirements. During the second quarter, Trinity delivered just under 3,000 railcars, and reported a 2% margin in the Rail Products segment. Volumes fell quicker than our ability to reduce costs as we managed the impacts of the coronavirus. The impact of having higher risk and potentially exposed employees shelter in place did have an impact on our ability to align some of the cost to the volumes. Pricing was more aggressive also. Since the beginning of the year, we reduced our manufacturing workforce by 35% which has resulted in almost $40 million in overhead cost savings. Additional efforts are underway to align our cost structure with production levels for the rest of 2020, while we simultaneously work to move lower value-added fabrications to the supply base. This will allow us to reduce our cyclical risk by reducing the internal labor required through a cycle.
For the remainder of my remarks, I want to focus on additional actions Trinity is taking to improve the performance of our platform going forward: our focus on cash flow in the current environment; our optimization progress to accelerate the Company’s financial performance; and our longer-term strategic planning to continue creating shareholder value.
Trinity’s unique rail platform, strong balance sheet, and cash flow generation enable us to manage through the COVID-19 pandemic from a position of strength. The scale of our Leasing business and the long-term nature of the lease contracts protect the company from short-term market disruptions and are critical to the relative stability. Right now, we are highly focused on managing the effects of the coronavirus to minimize the disruption of our business and maximize our cash flow. Our financial position is sustained by committed future lease payments of $2 billion, our products backlog of $1.3 billion, our solid liquidity, and approximately $1.6 billion of unencumbered rail assets.
I’d also like to highlight our efforts to accelerate the Company’s longer-term financial performance through platform optimization, which has been a key focus for management and the Board in the last year. We are addressing optimization in all areas of our organization, including our operations and our balance sheet. Trinity’s business leaders have made difficult people-related decisions in recent months. Organizationally, we have restructured the company from Trinity’s former holding company model, to a more effective and efficient operating model aligned around our customers and markets. When combined with our actions from the first quarter, the results of these efforts will yield a total annualized cost savings of $30 million in SE&A and Cost of Sales, which achieves the $25-30 million target we set at the beginning of 2020. Slide 4 of the Supplemental Materials provides a few details of our Cost Activities.
As we work through the process flows for various production and service functions with the implementation of our new organization model, we are establishing additional structural savings goals that will be part of our near-term focus. The management teams are reviewing aspects of our business operations, including our supply chain costs, idled facility carrying costs, and various service fees.
Looking specifically at our balance sheet optimization efforts, we delayed our plans to access the capital markets in the second quarter to allow the pandemic-related volatility around interest rate spreads to slow. Subsequent to quarter end, we were pleased to complete the upsizing of TRL 2017 with an additional $225 million of promissory notes which bear interest at LIBOR plus 1.5%. We also maintained our dividend during the second quarter, highlighting our commitment to shareholder returns as part of our capital allocation strategy and our confidence in the strong cash flow generation capability of our platform.
In addition to the shorter-term initiatives to accelerate our financial performance, we are actively engaged in our longer-term strategic planning process. We are evaluating both further platform optimization initiatives as well as growth opportunities. These efforts are aimed at improving the performance of our lease fleet, reducing the cyclicality of our platform of businesses, continuing our operational improvements, and evaluating growth into the rail transportation services space.
We believe Trinity’s position as a provider, servicer, and owner of railcar assets ideally positions us to engage with our customers on innovative products, services and solutions that increase the attractiveness of moving freight by rail. Our analysis is ongoing, and we look forward to sharing the results and decisions from this work at Trinity’s Investor Day in the near future.
We aim to be the premier provider of rail products and services, and are motivated to drive freight on to the North American rail network. We see Trinity’s purpose as moving goods and commodities by rail for the good of all, an integral part of our commitment to sustainability. We have a strong financial position to weather the current economic storm and be opportunistic when attractive value propositions arise. Trinity’s rail platform is Built to Deliver – to deliver essential goods to society; deliver innovative solutions and high quality products to our customers; and deliver high-quality earnings and returns to shareholders through the railcar cycle.
I’ll now turn the call over to Eric to discuss specific financial details for the quarter.
Eric R. Marchetto,
Executive Vice President and Chief Financial Officer
Thank you, Jean – and good morning everyone!
Trinity’s performance in the second quarter reflects the steps we are taking to create liquidity in the near-term while improving our returns through disciplined capital allocation. We are not providing specific financial guidance given current uncertainty, but we believe the Company will continue to generate significant cash flow due to the resiliency of our platform of businesses and their inherent financial synergies.
Referring to page 5 of the Supplemental Materials, we are focused on maximizing the cash flow of the business and maintaining a strong level of liquidity. As of the end of the second quarter, the Company had liquidity of nearly $710 million. Our liquidity position is further enhanced by the recent $225 million financing noted in our press release. We continue to expect over $300 million cash refunds of prior year tax losses by year end resulting from tax-provisions in the CARES Act. Our June 30th balance sheet also reflects our expectation for an additional $150 million of cash tax refunds to be received in 2021 associated with our 2020 tax year demonstrating the value enhancing tax attributes of our platform. Furthermore, Trinity has unencumbered assets of approximately $1.6 billion as dry powder, which would be available for monetization through additional leverage or secondary market transactions. We believe our balance sheet and financial strength enable Trinity to navigate the COVID-19 pandemic and capitalize on opportunities that may emerge for value creation.
We work diligently to maintain a diversified portfolio of railcars, manage the credit profile of our customers and stagger our portfolio expirations to maximize risk adjusted returns. On our last call we referenced challenges faced by many of our frac sand customers as a result of the “one-two” punch from the structural changes within the frac sand supply chain and the drastic fall of energy prices, including increased pressure related to the COVID-19 pandemic. We have been closely monitoring the structural changes in the frac sand market and working aggressively with our customers, as appropriate, to restructure lease arrangements to maintain associated cash flows and keep these assets utilized.
Ultimately, in the second quarter, four of Trinity’s frac sand customers filed for bankruptcy while others remained financially vulnerable – changing the expected recoverability of cash flows from the lease contracts for this railcar type. As a result, these filings necessitate that the Company estimate the fair value of these railcars. Our analysis concluded with a $369 million pre-tax, non-cash charge against the small cube covered hopper fleet within Trinity’s railcar portfolio, which reflects our estimates of the fair value of the assets based on the cash flows that have been stressed by continued pressure on the lease contracts, and the future salvage value of the assets. This impairment charge does not have an impact on our liquidity position, nor does it affect our compliance with the debt covenants within our rail securitizations. A portion of the impairment charge affected railcars in our partially-owned portfolios and thus has been apportioned to the noncontrolling interest on our balance sheet. Following the impairment charge, our small cube covered hopper fleet represents 3% of the net book value of our owned and partially-owned portfolio.
During the second quarter, we sold a portfolio of railcars to one of our RIV partners. The total proceeds of the portfolio were $74 million with a gain of 6%. These high-quality, lower-yielding assets were a good risk-adjusted fit for our Partner’s portfolio. This allowed Trinity to deploy capital to higher yielding investments while we will continue to earn fee income by managing these assets. This sale highlights our ability to leverage our platform to create mutually-beneficial transactions for ourselves and our partners, as well as our renewed focus on a disciplined capital allocation framework to drive long-term value creation.
As we evaluate the future growth of our lease fleet, we are highly focused on the returns of the portfolio as part of our plan to drive the performance of the Company to a mid-teens pre-tax ROE. We believe we are taking the necessary actions to position the company for accelerated performance as the market recovers – with heightened focus on the levers within our control.
Turning to page 6 of the Supplemental Materials, in lieu of guidance last quarter, we presented base case and stress case scenarios as guideposts that management would use in determining our actions and capital allocation considerations. While the market uncertainty continues to cloud our ability to predict the timing of a rail recovery, our actions and performance from the second quarter have improved upon some of the assumptions in the scenarios we provided. The 2020 production plan is essentially sold with approximately 41% of our backlog value to be delivered by year end. Given the North American railcar loading trends and our success in renewing railcars in the quarter, we expect our lease fleet utilization will remain above 90% in a down side case. Our prior stress assumption for limited railcar sales would also improve following the small portfolio sale in the second quarter; furthermore, we have additional line of sight on potential smaller railcar portfolio sales in the balance of the year. Our cost initiatives will also yield savings achieving our target set for the year, with more actions to come. Of the $70 million in annualized savings actions year-to-date that Jean mentioned, approximately $30 million is structural and will result in decreases in SE&A and other overhead-related line items in the future.
Regarding capital allocation, our net investment in the lease fleet will now likely fall between $350 and $450 million as a result of RIV and secondary market activity. We’ve also deferred some manufacturing capex projects; however, we do still plan to complete the expansion project for our new maintenance facility in Iowa. Our expectations for the year now include approximately $90 to $100 million of manufacturing capex for the year. We did not repurchase any shares during the quarter in order to preserve our liquidity and bolster our financial position, but this tool is available as we continue to optimize our balance sheet. In May, the Company announced our 225th consecutive dividend, maintaining the dividend at $0.19 per share for an annualized yield of approximately 3.5% as of the close of market yesterday.
Trinity is in the middle of a very exciting transformation. While combating the economic ramifications of the pandemic, we are putting the building blocks in place for the Trinity of tomorrow. We expect to share specific insights into our operational strategy and long-term performance expectations at an Investor Day in the weeks following our third quarter conference call. We will ask that you stay tuned for further details, as we look forward to sharing these plans with you very soon.
In closing, management is aligned in our expectation that the financial and commercial synergies of the rail platform enable both meaningful investment in the business and substantial return of capital to shareholders. We are demonstrating these results even in a sharp economic downturn. We believe our platform has the ability to generate positive cash flow, even in the down cycles, and we remain committed to investing in our railcar lease fleet through the cycle – with a focus on returns for the portfolio. As we manage through the COVID-19 environment, we are committed to a prudent capital allocation strategy and strong liquidity to maintain our position of strength. Through it all, we believe Trinity Rail’s Platform is Built to Deliver.
Operator, you can now take us into Q&A.
Jessica Greiner
Vice President, Investor Relations and Communications
Thank you, Brie. That concludes today's conference call. A replay of today’s call will be available after one o'clock eastern standard time through midnight on July 30th, 2020. The access number is (402) 220-6088. A replay of the webcast will also be available under the Events and Presentations page on our Investor Relations website located at www.trin.net. We look forward to visiting with you again on our next conference call. Thank you for joining us this morning.